EXHIBIT 99

NEWS RELEASE
8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI CORPORATION ISSUES LETTER TO SHAREHOLDERS

Vienna, VA, July 7, 2021 -- CEL-SCI Corporation (NYSE American: CVM) today issued a letter to its shareholders.

Dear CEL-SCI shareholders:

The purpose of this letter today is to address some confusion regarding the Phase 3 study results we announced last week. In the world’s largest Phase 3 study in newly diagnosed advanced primary head and neck cancer, our Multikine® (Leukocyte Interleukin, Injection)* immunotherapy produced a statistically significant 14.1% 5-year survival benefit in patients receiving surgery plus radiotherapy, representing 40% of the study population and an estimated 155,000 patients annually. The confusion appears to lie in whether the data, which shows benefit in 1 of the 2 potential treatment arms for our patients can be used for approval. As we will explain here, the analysis for the successful treatment arm was pre-specified in the protocol and conducted before unblinding. This means the data from the successful treatment arm can be used in seeking FDA approval. To be clear: we now have excellent 5-year survival data with no safety issues and we know the use of this data is permitted in seeking FDA approval.

Very Successful Pivotal Clinical Trial Results in Newly Diagnosed Advanced Primary Head and Neck Cancer Patients

On June 28, 2021 we announced results from our Phase 3 cancer study that proved that Multikine met all of the protocol required benefits stated in the study protocol in patients in the treatment arm receiving surgery and radiation as their standard therapies. Based on this we will be filing for and seeking FDA approval for the use of Multikine in the treatment of advanced primary head and neck cancer in this patient population.

Our Phase 3 results showed a long-term 5-year overall survival (OS) benefit in this treatment arm that was robust and durable, with no safety issues, something not commonly seen with cancer drugs. In fact, the survival benefit increased over time and at 5-years the overall survival benefit reached an absolute 14.1% advantage for the Multikine treated arm over control (n=380, total study patients treated with surgery plus radiation), which is about a 29% improvement, control arm 48.6%, Multikine arm 62.7% survival.

That means an additional 21,000 patients would be alive at 5-years if all 155,000 eligible patients received Multikine plus surgery and radiation compared to the current standard of care (SOC). This is extremely significant because the survival benefit is large and the last approval for this indication was many decades ago. This is a serious disease with an unmet medical need, something very important when you apply for FDA approval.

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The Study Design is Based on National Comprehensive Cancer Network (NCCN) Treatment Guidelines with 2 Different Treatment Arms, One of which was Very Successful

Let me give you some details about the study design so that you can understand what happened. The NCCN Treatment Guidelines recommend to all physicians that the treatment for advanced primary head and neck cancer cases should be surgery first. Following the surgery there are two different treatment arms. The first treatment arm for the SOC is surgery plus radiation (about 40% of the patients) and the second treatment arm is surgery and concurrent radiochemotherapy (chemotherapy and radiation at the same time, about 60% of the patients). The toxicities in that radiochemotherapy arm can be very harsh, debilitating, and even fatal. In our protocol, the study endpoint was a 10% absolute improvement in OS when comparing the Multikine treatment regimen plus SOC vs SOC alone.

Patients receiving Multikine followed by surgery and radiation showed excellent 5-year survival benefit and met and exceeded all the designated parameters set for the protocol for the study to be deemed successful. Per the protocol, these determinations could only be done after at least 298 events (patient deaths) had been reached in the combined comparator arms of the study. If you look at the study protocol you will see that we thought that it might take us about 3 years of follow-up to achieve 298 events, but the significantly slower accumulation of events extended that time frame allowing us to see over 5 years of survival data, which is even better. The 5-year OS benefit was 14.1% in absolute terms exceeding the protocol required 10% or better. The study result’s p-value was 0.0236 exceeding the protocol required p-value of <0.05. The study result’s Hazard Ratio was 0.68 exceeding the protocol required 0.721.

The Analysis of the 2 Different Treatments Arms is Permitted since it was Pre-Specified in the Protocol and Done Before Unblinding

The analysis for the successful treatment arm was pre-specified in the study protocol and also the study Statistical Analysis Plan (SAP). These documents specified that we would analyze and present to the FDA not only the combined results of the two treatment arms but also each individual treatment arm, such as Multikine followed by surgery and radiation (the successful group in the study) and also Multikine followed by surgery and radiochemotherapy. What we saw in the study is that patients who had been treated with Multikine followed by surgery and radiation had a robust and durable survival benefit that exceeded the parameters set for the study endpoints, but we also saw that when chemotherapy was added to radiation in the other treatment group, the survival benefit from Multikine was negated.

We have determined that it is possible to select the population that would receive the Multikine benefit at their time of diagnosis. We have vetted this with a number of expert physicians in the field and they agreed with the feasibility of the proposed pre-selection methodology.

False Assertions Addressed

Some false assertions and misrepresentations have been made and published by parties who either did not understand the protocol and statistical analysis or had ulterior motives pertaining to our stock price. The key false assertion was that CEL-SCI is not permitted to rely on the surgery plus radiation treatment arm on its own to file for FDA approval. I say it clearly: this is absolutely false and incorrect. The surgery plus radiation arm of the study was pre-specified and is in fact one of the 2 potential treatment arms per the NCCN Treatment Guidelines for this disease. Analysis of any of the treatment arms on their own was always a part of the SAP, and it was pre-specified before database lock and before anyone began analyzing the data. To summarize again, all analyses were pre-specified in the protocol and SAP and were performed only following database lock and prior to unblinding to the study data. Therefore, we are permitted to use the Multikine plus surgery and radiation data for FDA approval submission.

We intend to seek FDA approval for patients who receive Multikine followed by surgery and radiation. Why should a lack of survival benefit for the treatment arm also receiving chemotherapy have negative ramifications on the approval for the patients who only receive Multikine followed by surgery and radiation?

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We are talking about a clear long term statistically significant survival benefit in one of the two treatment arms which had 380 patients. This was about 40% of the total study patient population, not some small subgroup of patients who could potentially benefit. Two different and pre-specified treatment arms were given to the patients following surgery and both follow the NCCN Standard of Care Guidelines, one worked really well, while the other one did not.

Other false assertions made were that CEL-SCI had the data in our possession for over a year and that we had been “data mining” to find a benefit and “p-value hacking”. CEL-SCI did not receive the data until just before we made the announcement and up until that time, we were blinded to it. The p-value of the study was in fact very strong.

Support From the Independent Statistician

We are confident that the decision to pursue a claim for a pre-defined treatment arm (Multikine followed by surgery and radiation) is sound and based on significant data and solid results. Here, we are being very transparent and sharing the following from our independent statistician:

(Note: When the statistician says ‘low risk’ treatment group the statistician is referring to the surgery plus radiation treatment arm.)

CEL-SCI developed Multikine to treat locally advanced SCCHN (Squamous cell carcinoma of the head and neck). It has been >30 years since any new therapy has been approved to treat the Stage 3-4 SCCHN. The CEL-SCI protocol and SAP were designed with a primary efficacy endpoint (overall survival) to be studied in three pre-defined populations with two clinically relevant starting points (randomization, surgery). The protocol pre-defined subgroup analyses are consistent with the literature and the SEER database; these include tumor stage, tumor location, surgical margin, risk group, and disease-directed therapy. This is the largest Phase 3 study ever conducted in locally advanced SCCHN. The study randomized patients at 78 sites on 3 continents.

The decision to pursue a claim for a pre-defined subgroup is supported by the following considerations:

•	The primary efficacy endpoint remains overall survival

o	Efficacy target was met: The 0.68 hazard ratio for the low-risk subgroup was consistent with the previously targeted 0.721 hazard ratio to the entire population.
o	Analysis methods are robust: Statistical significance was reached for the pre-specified log rank test (primary analysis) in the key intent to treat (ITT) population and supported by other populations in the study
o	Survival outcomes are robust: Statistical significance was supported whether measuring from the time of randomization or surgery
o	Model results are robust:

•	Statistical significance was supported for the treatment low-risk interaction using the Cox proportional hazard model containing pre-specified covariates
•	Statistical significance was supported for the low-risk subgroup using the Cox proportional hazard model containing pre-specified covariates

•	The study did not encounter any overall safety issues.

o	Every one of the above analyses were prospectively defined in the SAP.

P-value hacking occurs when the original protocol and/or statistical analysis plan (SAP) are modified after the fact in the attempt to reach statistical significance:

•	Collecting additional data.
•	Dropping aberrant data.
•	Focusing on alternative measures.
•	Changing the analyses method.

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Specifically:

•	We collected the data pre-specified in the protocol and eCRF.
•	We did not drop any data; we used the NCCN low risk definition and we used the ITT population.
•	We focused on the protocol-specified primary efficacy endpoint (overall survival [OS]).

We followed the pre-planned analyses to compute [Overall Survival] OS hazard ratios and p-values. Based on all of the foregoing, NO “data mining” took place to support the (information in the CEL-SCI) press release.”

We believe this very detailed statistical data will serve to inform those who are well versed in statistics as they apply to clinical trial data.

Do Short Sellers Value Their Profits More Than the Tens of Thousands of Lives That Can Be Extended?

I believe that there are people with a large incentive to drive the stock down since CEL-SCI had a 25% short position. Before we announced our Phase 3 data, it was understandable that some people would bet against our company and our drug since the outcome was uncertain. But now, the data clearly shows that Multikine extends life in 40% of newly diagnosed advanced primary head and neck cancer patients. In fact, after we file for FDA approval, should Multikine receive marketing clearance, tens of thousands of people may live longer five years after treatment. What kind of person continues to sell short and attack a company that can make this kind of difference in the lives of cancer patients?

Uncertainty from the fact that the chemotherapy treatment arm did not work allowed attacks on the stock. It looks as if the shorting volume on our stock on the day of the announcement was 56% of the daily volume and around 40% for the next few days (www.shortstockvolume.com/Chart/CVM/). That should not be possible since there are not enough shares to borrow and brokerage firms are supposed to check if stock is available to borrow before selling short. You draw your own conclusions.

We have followed all of the rules to achieve a very significant never before seen long term survival benefit in advanced primary head and neck cancer, for which no new therapy has come to market in decades. In addition, no safety issues were identified, something not seen in other cancer drugs. The disease indication represents an unmet medical need and in fact, Multikine has received an Orphan Drug designation from the FDA for the “neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck (SCCHN)”.

Closing

In closing, our very successful data for the Multikine treatment regimen in patients who received surgery plus radiation treatment eliminates the data risk. Since the analyses were pre-specified in the protocol and the SAP and analyses were done after database lock and before unblinding to the study data, we are allowed to use the data showing robust and durable 5-year overall survival benefit in our FDA submission. No safety issues were identified. We have $47M in the bank. We are now preparing to meet with the FDA for a pre-Biologics License Application (BLA) meeting and seek and file for FDA approval.

In talking to experts in the field we hear only positive reactions to our study results. FDA and/or the medical community will look at the clinical impact: improved survival over SOC alone; benefit/risk of the drug; the safety profile (excellent); the statistical calculations (excellent); and also analyze and assess all the results with the knowledge that this is an unmet medical need for which no new treatments have come to market in decades. As one physician wrote: “Head and neck cancer is possibly the most horrific of all cancers. Not only does it take your life, but it takes your beauty, your voice and your dignity.”

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Thank you for your support and interest as we seek to help these patients. More data will be presented in peer reviewed publications.

Sincerely,

Geert Kersten

Chief Executive Officer

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2020. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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